Exhibit 5.1

Mobileye N.V.

Har Hotzvim, 13 Hartom Street

P.O. Box 45157

Jerusalem 9777513

ISRAEL

January 9, 2015

Ladies and Gentlemen:

We have acted as special counsel to Mobileye N.V., a Netherlands corporation (the “Company”), with respect to certain matters of Netherlands law in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of those ordinary shares, par value EUR 0.01 per share, of the Company (“Ordinary Shares”) issuable by the Company under the 2003 Share Option Plan of the Company, as amended and restated on July 27, 2014, including the Israeli Appendix thereto (the “2003 Plan”) (the Ordinary Shares issuable from time to time under the 2003 Plan referred to herein as the “Shares”).

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement; (ii) a copy of the 2003 Plan; (iii) the articles of association (statuten) of the Company (the “Present Company Articles”) as presently in force, as deposited with the Trade Register of the Chamber of Commerce (the “Trade Register”); (iv) the articles of association (statuten) of the Company (the “July 2014 Company Articles”) as in force at the time of adoption of the July 27 Board Resolution referred to below, as deposited with the Trade Register; (v) the articles of association (statuten) of the Company (the “June 2014 Company Articles”) as in force at the time of adoption of the 2014 Delegation Resolution and the July 8 Supervisory Board Resolution as referred to below, as deposited with the Trade Register; (vi) the articles of association (statuten) of the Company (the “2013 Company Articles”) as in force at the time of adoption of the 2013 Delegation Resolution referred to below, as deposited with the Trade Register; (vii) customary telephone checks made on the date hereof with the Trade Register and the bankruptcy clerk’s office (faillissementsgriffie) of the court (rechtbank) of Amsterdam in relation to the Company; (viii) an excerpt (uittreksel), dated December 23, 2014, of the registration of the Company with the Trade Register (the “Excerpt”); (ix) a historical excerpt (historisch uittreksel) of the Company issued by the Trade Register relating to the period prior to the adoption of the Present Company Articles (the “Historic Excerpt”); (x) minutes of a meeting of the general meeting of shareholders of the Company held on July 3, 2013, including the adoption of a resolution delegating to the Supervisory Board of the Company (the “Supervisory Board”) the power to issue shares, and to grant options and other rights to acquire shares, for a period of 5 years ending on January 7, 2018 (the “2013 Delegation Resolution”); (xi) minutes of a meeting of the general meeting of shareholders of the Company held on July 9, 2014, including the adoption of a resolution delegating to the Board of Directors of the Company (the “Board”) the power to issue shares, and to grant

Van Campen & Partners N.V. has its statutory seat at Amsterdam, The Netherlands, and is registered at the Trade Register (Handelsregister) under number 54033500 options and other rights to acquire shares, for a period of five years ending on July 10, 2019 (the “2014 Delegation Resolution”); (xii) a written resolution of the Supervisory Board, dated July 8, 2014 (the “July 8 Supervisory Board Resolution”) (x) approving certain adjustments to option grants made under the 2003 Plan prior to the date of the July 8 Supervisory Board Resolution, (y) ratifying all grants of stock options under the 2003 Plan as in effect from time to time, made by the Supervisory Board or the Compensation Committee of the Supervisory Board, prior to the adoption of the July 8 Supervisory Board Resolution (the “Pre-IPO Grants”) and (z) confirming (to the extent necessary with retroactive effect) the exclusion of all pre-emptive rights in connection with the Pre-IPO Grants; (xiii) a copy of a written resolution of the Board, dated July 27, 2014, (x) amending and restating the 2003 Plan, (y) delegating to the Compensation Committee of the Board of Directors of the Company (the “Committee”) the power to grant options under the 2003 Plan and (z) excluding all pre-emptive rights in connection with each such grant of options and any subsequent issuance of shares (the “July 27 Board Resolution”); (xiv) the rules and regulations (reglement) of the Board of Directors of the Company, dated July 31, 2014 (the “Rules and Regulations”), represented by the management of the Company to be the sole reglement of the Board of Directors of the Company in force as of the date of this opinion; and (xv) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of Dutch law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed (i) that all information contained in all documents reviewed by us is true and correct; (ii) that all signatures on all documents examined by us are genuine; (iii) that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (v) that all Shares will be issued in accordance with all relevant provisions of the 2003 Plan and the relevant awards granted thereunder; (vi) that the price paid for each Share issued pursuant to the 2003 Plan will not be less than the equivalent of EUR 0.01 per share at the time of issuance of such Shares; (vii) that each of the 2013 Delegation Resolution and the 2014 Delegation Resolution was duly adopted at a general meeting of the shareholders of the Company, duly convened and held in accordance with all applicable provisions of Dutch law and the articles of association of the Company; (viii) that valid book-entry notations will be made in the share register of the Company, in each case in accordance with the provisions of the Company’s articles of association, in connection with all issuances of Shares under the 2003 Plan; (ix) that there will at the time of issuance of any Shares be sufficient Ordinary Shares authorized under the Company’s articles of association and not otherwise issued or reserved for issuance to permit issuance of such Shares; (x) that the Present Company Articles are the articles of association (statuten) of the Company, as presently in force and as they will be in force at the time of each issuance of any Shares being registered pursuant to the Registration Statement; (xi) that the 2013 Company Articles were the articles of association (statuten) of the Company as in force at the time of the adoption of the 2013 Delegation Resolution; (xii) that the June 2014 Company Articles were the articles of association (statuten) of the Company as in force at the time of adoption of the 2014 Delegation Resolution and the July 8 Supervisory Board Resolution; (xiii) that the July 2014 Company Articles were the articles of association (statuten) of the Company as in force at the time of adoption of the July 27 Board Resolution; (xiv) that the information set forth in the Excerpt is true and correct in all respects material to the rendering of this opinion as of the date hereof, and will be true and correct in all respects material to the rendering of this opinion as of the time of issuance of any Shares being registered pursuant to the Registration Statement; (xv) that the information set forth in the Historic Excerpt relating to the identities of the members of the Board and the Supervisory Board as of the respective dates of adoption of the July 8 Supervisory Board Resolution and the July 27 Board Resolution is true and correct in all respects as of such dates; (xvi) the due compliance of the issuance, offering and sale of the Shares with all relevant legal requirements of all jurisdictions other than the Netherlands; (xvii) that the Shares being registered under the Registration Statement will not be offered to any person in the Netherlands except in accordance with any provisions of the Dutch Financial Supervision Act (Wet op het financieel toezicht) permitting such Shares to be offered without a prospectus approved by the Dutch Financial Markets Authority (Stichting Autoriteit Financiële Markten) pursuant to the Dutch Financial Supervision Act; (xviii) that the Committee will duly adopt, or has adopted, in accordance with the requirements of Dutch law, the articles of association of the Company and any then applicable reglement relating to the Board of Directors or the Committee, appropriate resolutions for the grant of any share options (other than the Pre-IPO Grants), the exercise of which ultimately leads to the issuance of Shares under the 2003 Plan, and that all such resolutions have been or will be adopted on or prior to July 10, 2019; and (xix) that the Rules and Regulations constitute as of the date of this opinion, and will constitute at all times when Shares are issued under the 2003 Plan, the sole reglement of the Board of Directors of the Company.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Shares will, when the Shares have been duly issued, delivered and paid for in accordance with the relevant provisions of the 2003 Plan and of the relevant awards granted thereunder, be validly issued, fully paid and non-assessable.

This opinion:

(a) speaks as of the date stated above; and

(b) is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

We express no opinion on any laws other than the law of The Netherlands as it stands and has been interpreted in printed case law of the courts of The Netherlands as of the date of this opinion. In particular, without limiting the generality of the foregoing we express no opinion concerning whether or under what circumstances or with what result a court or arbitrator sitting outside the Netherlands would or might apply Dutch law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Van Campen & Partners N.V.

By /s/ Marc J.L. van Campen	By /s/ Maurits J. Tausk
Marc J.L. van Campen	Maurits J. Tausk